UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 10, 2009
Natural Resource Partners L.P.
(Exact name of registrant as specified in its charter)

DELAWARE	001-31465	35-2164875
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)
601 Jefferson, Suite 3600
Houston, Texas 77002
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (713) 751-7507
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On September 10, 2009, a subsidiary of Natural Resource Partners L.P. (the “Partnership”) entered into a Purchase and Sale Agreement (the “Agreement”) by and among WPP LLC (“WPP”) and Colt, LLC (“Colt”) pursuant to which the Partnership, through WPP, will acquire from Colt coal reserves related to the Deer Run mine in Montgomery County, Illinois in eight separate transactions for a total purchase price of $255 million. The Partnership, through WPP, is expected to receive royalty income on the reserves pursuant to the terms and conditions of a lease agreement entered into by Hillsboro Energy, LLC (“Hillsboro”) and WPP.
          Upon closing of the first transaction, the Partnership paid $10.0 million and acquired approximately 3.3 million tons of reserves associated with the initial production from the mine. Future closings anticipated in 2010, 2011 and 2012 will be associated with the completion of certain milestones relating to the new mine’s construction. The portion of the purchase price paid at closing was funded under the Partnership’s credit facility and the remainder of the purchase price is expected to be borrowed under its credit facility or paid with cash on hand.
          Colt and Hillsboro are private limited liability companies controlled by Chris Cline, whose affiliate, Adena Minerals LLC, owns limited partnership interests in the Partnership, an interest in the general partner of the Partnership (which includes an interest in the incentive distribution rights held by the general partner of the Partnership) and has the right to designate two members to the Board of Directors of GP Natural Resource Partners LLC, the ultimate general partner of the Partnership (the “Ultimate GP”). This transaction was negotiated at an arm’s length basis and completed pursuant to the Restricted Business Contribution Agreement between, among other parties, the Partnership and Mr. Cline, under which Mr. Cline is obligated to offer certain coal reserves and infrastructure assets to the Partnership when those reserves and assets are acquired or developed. The Conflicts Committee of the Board of Directors of the Ultimate GP approved the transaction with Colt on behalf of the limited partners of the Partnership.
          In conjunction with the closing of the first transaction, the holders of the incentive distribution rights have elected to forego the distribution associated with the highest splits for quarters ending September 30, 2009 and December 31, 2009. This will result in a savings in distributions of approximately $7.35 million each quarter for a total of $14.7 million.
          A copy of the Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the press release announcing the transaction is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 2.01. Completion of Acquisition or Disposition of Assets.
          Please refer to the disclosure above under Item 1.01, which disclosure is incorporated by reference into this Item 2.01.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION
2.1	Purchase and Sale Agreement, dated September 10, 2009, by and among WPP LLC and Colt, LLC.

99.1	Press Release dated September 10, 2009.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Resource Partners L.P.

By:	NRP (GP) LP,
its general partner

By:	GP Natural Resource Partners LLC,
its general partner

By:	/s/ Wyatt Hogan
Name: Wyatt Hogan
Title: Vice President and General Counsel
September 10, 2009